UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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NVIDIA CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NVIDIA CORPORATION
2701 SAN TOMAS EXPRESSWAY
SANTA CLARA, CALIFORNIA 95050

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 19, 2004

DEAR STOCKHOLDER:

You are cordially invited to attend the Annual Meeting of Stockholders of NVIDIA Corporation, a Delaware corporation. The meeting will be held on Thursday, August 19, 2004 at 2:00 p.m. local time at our executive offices, 2701 San Tomas Expressway, Santa Clara, California, for the following purposes:

1.	To elect three directors to hold office until the 2007 Annual Meeting of Stockholders.

2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending January 30, 2005.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the Annual Meeting is June 30, 2004. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Eric C. Jensen
Secretary

Santa Clara, California
July 9, 2004

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY, OR VOTE OVER THE TELEPHONE OR THE INTERNET AS INSTRUCTED IN THESE MATERIALS, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR YOUR CONVENIENCE. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING	1
BOARD OF DIRECTORS AND COMMITTEE INFORMATION	6
PROPOSAL 1 ELECTION OF BOARD OF DIRECTORS AND COMMITTEES	6
Nominees for Election for a Three-year Term Expiring at the 2007 Annual Meeting	6
Directors Continuing in Office Until the 2005 Annual Meeting	7
Directors Continuing in Office Until the 2006 Annual Meeting	7
INDEPENDENCE OF THE MEMBERS OF THE BOARD OF DIRECTORS	8
CORPORATE GOVERNANCE POLICIES OF THE BOARD OF DIRECTORS	8
STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS	8
CODE OF ETHICS	9
COMMITTEES OF THE BOARD OF DIRECTORS	9
COMPENSATION OF DIRECTORS	10
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	13
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	15
PROPOSAL 2 RATIFICATION OF INDEPENDENT AUDITORS FOR FISCAL 2005	18
EXECUTIVE COMPENSATION AND RELATED INFORMATION	20
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION	20
COMPENSATION OF EXECUTIVE OFFICERS	24
STOCK OPTION GRANTS AND EXERCISES	24
EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS	26
EQUITY COMPENSATION PLAN INFORMATION	27
OTHER INFORMATION	28
PERFORMANCE MEASUREMENT COMPARISON	28
CERTAIN TRANSACTIONS	29
HOUSEHOLDING OF PROXY MATERIALS FOR BENEFICIAL HOLDERS	29
ELECTRONIC DELIVERY OF FUTURE COMMUNICATIONS	29
OTHER MATTERS	29

NVIDIA CORPORATION
2701 SAN TOMAS EXPRESSWAY
SANTA CLARA, CALIFORNIA 95050

PROXY STATEMENT
FOR THE 2004 ANNUAL MEETING OF STOCKHOLDERS
AUGUST 19, 2004

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of NVIDIA Corporation is soliciting your proxy to vote at the 2004 Annual Meeting of Stockholders. You are invited to attend the annual meeting and we request that you vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

We intend to mail this proxy statement and accompanying proxy card on or about July 9, 2004 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on June 30, 2004 will be entitled to vote at the annual meeting. On this record date, there were 166,501,920 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on June 30, 2004 your shares were registered directly in your name with NVIDIA’s transfer agent, Mellon Investor Services LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on June 30, 2004 your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	The election of three directors; and

•	The ratification of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending January 30, 2005.

In addition, you are entitled to vote on any other matters that are properly brought before the annual meeting.

What are the recommendations of NVIDIA’s Board of Directors?

Our Board of Directors recommends a vote:

•	For the election of three directors nominated to hold office until the 2007 Annual Meeting of Stockholders; and

•	For the ratification of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending January 30, 2005.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may abstain from voting for any nominee you specify. For any other matter that may properly come before the meeting to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

To vote over the telephone, dial toll-free 1-800-435-6710 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the Control Number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Daylight Savings Time on August 18, 2004 to be counted.

To vote on the Internet, go to www.eproxy.com/nvda to complete an electronic proxy card. You will be asked to provide Control Number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Daylight Savings Time on August 18, 2004 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and Voting Instruction Form with these proxy materials from that organization rather than from NVIDIA and you should follow the Voting Instruction Form included on that form regarding how to instruct your broker, bank or other agent to vote your shares. The broker, bank or other agent holding your shares may allow you to deliver your voting instructions by telephone or over the Internet. NVIDIA stockholders whose shares are held by a bank, broker or other agent should refer to their Voting Instruction Form forwarded by the bank, broker or other agent holding their shares. If your Voting Instruction Form does not include telephone or Internet instructions, please complete and return your Voting Instruction Form by mail. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Broker, banks or other nominees who hold shares of NVIDIA common stock in street name for a beneficial owner of those shares typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as the issuance of NVIDIA common stock. These non-voted shares are referred to as broker non-votes. If your broker holds your NVIDIA common stock in street name, your broker will vote your shares on “non-routine” proposals only if you provide instructions on how to vote by in accordance with the Voting Instruction Form forwarded by your bank, broker or other agent holding your shares.

WE PROVIDE INTERNET PROXY VOTING TO ALLOW YOU TO VOTE YOUR SHARES ONLINE, WITH PROCEDURES DESIGNED TO ENSURE THE AUTHENTICITY AND CORRECTNESS OF YOUR PROXY VOTE INSTRUCTIONS. HOWEVER, PLEASE BE AWARE THAT YOU MUST BEAR ANY COSTS ASSOCIATED WITH YOUR INTERNET ACCESS, SUCH AS USAGE CHARGES FROM INTERNET ACCESS PROVIDERS AND TELEPHONE COMPANIES.

What effect does it have if I withhold my vote or abstain from voting?

With regard to Proposal 1, the election of three members of our Board of Directors, you may withhold your vote for a particular nominee. Withheld votes will not be voted with respect to the directors indicated, nor will they be included in the tabulation of votes cast, and therefore will have no effect on the outcome of the proposal.

To be approved, Proposal 2, the ratification of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending January 30, 2005, must receive a “For” vote by the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. If you do not vote, it will have no effect. Broker non-votes will also have no effect.

Can I vote by telephone or electronically?

If your shares were registered directly in your name with our transfer agent, you may vote by telephone or electronically through the Internet by following the instructions included on your proxy card. The Internet and telephone voting procedures are designed to authenticate the stockholders’ identities and to allow stockholders to vote their shares and confirm that their voting instructions have been properly recorded. The deadline for voting by telephone or Internet is 11:59 p.m., Eastern Daylight Savings Time on August 18, 2004.

If your shares are held in the name of a broker, bank, dealer or other agent, otherwise known as being held in “street name,” you are eligible to vote your shares electronically over the Internet or by telephone. To vote your shares by Internet or by telephone please follow the instructions indicated on the Voting Instruction Form included with this proxy statement. The deadline for voting by telephone or Internet is contained in the instructions on the Voting Instruction Form.

Can I receive materials electronically in the future?

We would like to encourage all of our stockholders, both beneficial and of record, to receive future financial communications, including our Annual Report on Form 10-K, proxy statement and other documents relating to our future annual meeting of stockholders, via the Internet. Receiving these financial communications electronically will assist us in controlling the costs related to the printing and distribution of these materials. If you are a holder of record, you may elect to receive future financial communications over the Internet by following the instructions included on your proxy card and if you are a beneficial holder, by following the instructions provided in the Voting Instruction Form included with this proxy statement.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of June 30, 2004.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all three nominees for director and “For” the ratification of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending January 30, 2005. If any other matter is properly presented at the meeting, your proxy, either Jen-Hsun Huang or Marvin D. Burkett, will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

If you would like to modify your instructions so that you receive one proxy card for each household, please contact your broker, bank, dealer or other agent.

What does it mean if multiple members of my household are stockholders but we only received one set of proxy materials?

In accordance with a prior notice sent to certain brokers, banks, dealers or other agents, we are sending only one Annual Report on Form 10-K and proxy statement to that address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if any stockholder residing at such an address wishes to receive a separate Annual Report on Form 10-K or proxy statement in the future, they may telephone our Stock Administration department at (408) 486-2000 or write to our Stock Administration department at 2701 San Tomas Expressway, Santa Clara, California 95050.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of four ways:

You may submit another properly completed proxy card with a later date.

You may send a written notice that you are revoking your proxy to NVIDIA’s Secretary at 2701 San Tomas Expressway, Santa Clara, California 95050.

You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

You may submit another proxy by telephone or Internet after you have already provided an earlier proxy.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented by votes at the meeting or by proxy. On the record date, there were 166,501,920 outstanding and entitled to vote. Thus 83,250,961 must be represented by votes at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How many votes are needed to approve each proposal?

For Proposal 1, the election of directors, the three nominees receiving the most “For” votes will be elected.

To be approved, Proposal 2, the ratification of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending January 30, 2005, must receive a “For” vote by the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. If you do not vote, it will have no effect. Broker non-votes will also have no effect.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by March 11, 2005 to NVIDIA Corporation, 2701 San Tomas Expressway, Santa Clara, CA 95050, attention: General Counsel/Corporate Secretary. If you wish to submit a proposal that is not to be included in next year’s proxy materials, but that may be considered at the 2005 Annual Meeting, you must do so by no earlier than the close of business on April 21, 2005 and no later than the close of business on May 20, 2005.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. “Broker non-votes” occur when a broker or bank does not vote on a particular proposal because the broker or bank does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner, despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the quarter ended October 24, 2004, which will be filed with the Securities and Exchange Commission, or SEC, on or before December 3, 2004.

BOARD OF DIRECTORS AND COMMITTEE INFORMATION

PROPOSAL 1
ELECTION OF BOARD OF DIRECTORS AND COMMITTEES

NVIDIA’s Board of Directors, or the Board, is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director’s successor is duly elected and qualified. This includes vacancies created by an increase in the number of directors.

The Board has eight members. There are three directors in the class whose term of office expires in 2004. Messrs. Gaither, Huang and Seawell are currently directors of NVIDIA and were previously elected by the stockholders. In July 2004, the Board appointed Dr. Chu to the Board. Our Nominating and Corporate Governance Committee reviewed the qualifications of each of the nominees for election to this class, and unanimously recommended that each nominee be submitted for re-election to the Board. If elected at the annual meeting, each of these nominees would serve until the 2007 annual meeting and until his successor is elected and has qualified, or until the director’s death, resignation or removal.

Nominees for Election for a Three-year Term Expiring at the 2007 Annual Meeting

James C. Gaither, age 66, has served as an NVIDIA director since December 1998. Mr. Gaither is a managing director of Sutter Hill Ventures, a venture capital investment firm. He is a retired partner of the law firm of Cooley Godward LLP and was a partner of the firm from 1971 until July 2000 and senior counsel to the firm from July 2000 to 2003. Prior to beginning his law practice with the firm in 1969, Mr. Gaither served as a law clerk to The Honorable Earl Warren, Chief Justice of the United States, Special Assistant to the Assistant Attorney General in the United States Department of Justice and Staff Assistant to the President of the United States, Lyndon Johnson. Mr. Gaither is a former president of the Board of Trustees at Stanford University and is Vice Chairman of the Board of Directors of The William and Flora Hewlett Foundation and Chairman of the Board of Trustees of The Carnegie Endowment for International Peace. Mr. Gaither currently serves on the Board of Directors of Levi Strauss & Company, a manufacturer and marketer of brand-name apparel, and Siebel Systems, Inc., an information software systems company. Mr. Gaither holds a B.A. in Economics from Princeton University and a J.D. degree from Stanford University Law School.

Jen-Hsun Huang, age 41, co-founded NVIDIA in April 1993 and has served as our President, Chief Executive Officer and a member of the Board of Directors since our inception. From 1985 to 1993, Mr. Huang was employed at LSI Logic Corporation, a computer chip manufacturer, where he held a variety of positions, most recently as Director of Coreware, the business unit responsible for LSI’s “system-on-a-chip” strategy. From 1984 to 1985, Mr. Huang was a microprocessor designer for Advanced Micro Devices, Inc., a semiconductor company. Mr. Huang holds a B.S.E.E. degree from Oregon State University and an M.S.E.E. degree from Stanford University.

A. Brooke Seawell, age 56, has served as an NVIDIA director since December 1997. Mr. Seawell is a Venture Partner at Technology Crossover Ventures. Mr. Seawell has been a partner of Technology Crossover Ventures since February 2000. Mr. Seawell served as NVIDIA’s interim Chief Financial Officer during the fourth quarter of NVIDIA’s 1999 fiscal year. Mr. Seawell acted as an independent consultant to several technology companies from 1999 to 2000. From 1997 to 1998, Mr. Seawell was Executive Vice President of NetDynamics, Inc., an Internet application server software company. From 1991 to 1997, Mr. Seawell was Senior Vice President and Chief Financial Officer of Synopsys, Inc., an electronic design automation software company. Mr. Seawell also serves on the Board of Directors of Informatica Corporation, a data integration software company, and several privately held companies. Mr. Seawell holds a B.A. degree in Economics and an M.B.A. degree in Finance from Stanford University.

THE BOARD OF DIRECTORS RECOMMENDS
 A VOTE IN FAVOR OF EACH NAMED NOMINEE

The following is a brief biography of each nominee and each director whose term will continue after the annual meeting.

Directors Continuing in Office Until the 2005 Annual Meeting

Steven Chu, Ph.D., age 56, has served as an NVIDIA director since July 2004. Dr. Chu has served as a Professor of Physics and Applied Physics at Stanford University since 1987. At Stanford, Dr. Chu served as Chair of the Physics Department from 1990 through 1993 and from 1999 through 2001. On August 1, Dr. Chu will become the Director of the Lawrence Berkeley National Laboratory, a research laboratory of the Department of Energy managed by the University of California. From 1983 to 1987, Dr. Chu served as the head of the Quantum Electronics Research Department at AT&T Bell Laboratories, the research division of AT&T Corp., a telecommunications company. In 1997, Dr. Chu, with two colleagues at National Institute of Standards and Technology and College de France, were awarded the Nobel Prize in physics for the development of methods to cool and trap atoms with laser light. Dr. Chu serves on the Board of Trustees of the University of Rochester and on the Board of Directors on The William and Flora Hewlett Foundation. Dr. Chu holds an A.B. degree in Mathematics, a B.S. degree in Physics from the University of Rochester and a Ph.D. in Physics from the University of California at Berkeley.

Harvey C. Jones, age 51, has served as an NVIDIA director since November 1993. Mr. Jones is the Chairman of the Board of Directors of Tensilica Inc., a privately-held company he co-founded in 1997. Tensilica designs and licenses application-specific microprocessors for use in high-volume embedded systems. From December 1987 through February 1998, Mr. Jones held various positions at Synopsys, Inc., where he served as Chief Executive Officer through January 1994 and as Executive Chairman of the Board of Directors until February 1998. Prior to Synopsys, Mr. Jones served as President and Chief Executive Officer of Daisy Systems Corporation, a computer-aided engineering company that he co-founded in 1981. Mr. Jones currently serves on the Board of Directors of Wind River Systems, an embedded software and services provider, and several privately-held companies. Mr. Jones holds a B.S. degree in Mathematics and Computer Sciences from Georgetown University and an M.S. degree in Management from Massachusetts Institute of Technology.

William J. Miller, age 58, has served as an NVIDIA director since November 1994. Mr. Miller has acted as an independent consultant to several technology companies since October 1999. From April 1996 through October 1999, Mr. Miller was Chief Executive Officer and Chairman of the Board of Directors of Avid Technology, Inc., a provider of digital tools for multimedia. Mr. Miller also served as President of Avid Technology from September 1996 through October 1999. From March 1992 to October 1995, Mr. Miller served as Chief Executive Officer of Quantum Corporation, a mass storage company. He was a member of the Board of Directors of Quantum, and Chairman thereof, from May 1992 and September 1993, respectively, to August 1995. From 1981 to March 1992, he served in various positions at Control Data Corporation, a supplier of computer hardware, software and services, most recently as Executive Vice President and President, Information Services. Mr. Miller serves on the Board of Directors of Waters Corporation, a scientific instrument manufacturing company, and ViewSonic Corporation, a global provider of visual technology. Mr. Miller holds B.A. and J.D. degrees from the University of Minnesota.

Directors Continuing in Office Until the 2006 Annual Meeting

Tench Coxe, age 46, has served as an NVIDIA director since June 1993. Mr. Coxe is a managing director of Sutter Hill Ventures, a venture capital investment firm. Prior to joining Sutter Hill Ventures in 1987, Mr. Coxe was Director of Marketing and MIS at Digital Communication Associates. Mr. Coxe also serves on the Board of Directors Copper Mountain Networks Inc., a provider of high-speed DSL solutions, eLoyalty Corporation, a customer loyalty software firm, and several privately held companies. Mr. Coxe holds a B.A. degree in Economics from Dartmouth College and an M.B.A. degree from Harvard Business School.

Mark A. Stevens, age 44, has served as an NVIDIA director since June 1993. Mr. Stevens has been a managing member of Sequoia Capital, a venture capital investment firm, since March 1993. Prior to that time, beginning in July 1989, he was an associate at Sequoia Capital. Prior to joining Sequoia, he held technical sales and marketing positions at Intel Corporation and was a member of the technical staff at Hughes Aircraft Company. Mr. Stevens currently serves on the boards of several privately held companies. Mr. Stevens holds a B.S.E.E. degree, a B.A. degree in Economics and an M.S. degree in Computer Engineering from the University of Southern California and an M.B.A. degree from Harvard Business School.

Independence of the Members of the Board of Directors

As required under The Nasdaq Stock Market, or Nasdaq, listing standards, a majority of the members of our Board must qualify as “independent,” as affirmatively determined by the Board. The Board’s determinations should take into account all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and NVIDIA, its senior management and its independent auditors, the Board has determined that all of NVIDIA’s directors are independent directors as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards, except for Mr. Huang, our President and Chief Executive Officer.

All members of NVIDIA’s Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). SEC rules require NVIDIA to disclose whether a director qualifying as an “audit committee financial expert” serves on the NVIDIA’s Audit Committee. The Board has determined that Mr. Seawell qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Seawell’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies.

Corporate Governance Policies of the Board of Directors

In January 2004, the Board documented the governance practices followed by NVIDIA by adopting Corporate Governance Policies to assure that the Board will have the necessary authority and practices in place to review and evaluate NVIDIA’s business operations as needed and to make decisions that are independent of NVIDIA’s management. The policies are also intended to align the interests of directors and management with those of NVIDIA’s stockholders. The Corporate Governance Policies set forth the practices the Board will follow with respect to board composition and selection, regular evaluations of the Board and its committees, board meetings and involvement of senior management, Chief Executive Officer performance evaluation, and board committees and compensation. The Corporate Governance Policies were adopted by the Board to, among other things, reflect changes to the Nasdaq listing standards and SEC rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. As required under new Nasdaq listing standards, NVIDIA’s independent directors have in the past and will continue to meet regularly in scheduled executive sessions at which only independent directors are present. Mr. Gaither has been appointed lead independent director and will preside over the executive sessions of the independent directors. The Corporate Governance Policies may be viewed at www.nvidia.com.

Stockholder Communications with the Board of Directors

Stockholders who wish to communicate with the Board or any of its members regarding nominations of directors or other matters may do so by sending written communications addressed to NVIDIA’s corporate Secretary at our principal offices at 2701 San Tomas Expressway, Santa Clara, 95050. All stockholder communications received by NVIDIA that are addressed to the attention of the Board will be compiled by the NVIDIA’s corporate Secretary. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit, Compensation, or Nominating and Corporate Governance Committee. Nominations of directors or other matters put forth by our stockholders will be reviewed by the Nominating and Corporate Governance Committee, who will determine whether these matters should be presented to the Board. The Nominating and Corporate Governance Committee will give serious consideration to all such matters and make its determination on matters to be presented to the Board in accordance with its charter and applicable laws.

Code of Ethics

NVIDIA has adopted a Worldwide Code of Ethics that applies to all our executive officers, directors and employees. In addition, NVIDIA has adopted a Financial Team Code of Ethics that applies to our executive officers and directors and members of our finance, accounting and treasury departments. The Worldwide Code of Ethics and Financial Team Code of Ethics are available on our website at www.nvidia.com. If we make any amendments to the Worldwide Code of Ethics or grant any waiver from a provision of this code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Committees of the Board of Directors

The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each of the committees operates under a written charter, which may be viewed at www.nvidia.com. The following table provides membership and meeting information for fiscal 2004 for each of the Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Tench Coxe			X		X
James Gaither			X		X	*
Jen-Hsun Huang
Harvey Jones			X	*	X
William Miller	X	*
A. Brooke Seawell	X
Mark Stevens	X

Total meetings in fiscal year 2004	10		5		2
Actions by Written Consent	1		2		—

*	Committee Chairperson

The Board of Directors met seven times during the last fiscal year and acted by written consent five times during the last fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

Audit Committee

The Audit Committee of the Board oversees NVIDIA’s corporate accounting and financial reporting process. In fulfilling this responsibility, the Audit Committee:

•	evaluates the performance of and assesses the qualifications of the independent auditors;

•	determines and approves the engagement of the independent auditors;

•	determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors;

•	reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services;

•	confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting;

•	discusses with management and the independent auditors the results of the annual audit and the results of NVIDIA’s quarterly financial statements;

•	reviews the financial statements to be included in NVIDIA’s Annual Report on Form 10-K; and

•	establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by NVIDIA regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Compensation Committee

The Compensation Committee of the Board reviews and approves the overall compensation strategy and policies for NVIDIA. In fulfilling this responsibility, the Compensation Committee:

•	reviews and approves the compensation and other terms of employment of NVIDIA’s Chief Executive Officer;

•	reviews and approves corporate performance goals and objectives relevant to the compensation of NVIDIA’s executive officers and other senior management; and

•	administers NVIDIA’s stock option and purchase plans, variable compensation plans and other similar programs.

NVIDIA also has a Non-Officer Stock Option Committee that may award stock options to employees who are not officers. Mr. Huang, our President and Chief Executive Officer, is the sole member of the Non-Officer Stock Option Committee. Mr. Huang is authorized to make grants under our equity incentive plans in accordance with guidelines established by the Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board:

•	identifies, reviews and evaluates candidates to serve as directors of NVIDIA (consistent with criteria approved by the Board);

•	reviews and evaluates incumbent directors; recommends to the Board for selection candidates for election to the Board;

•	makes recommendations to the Board regarding the membership of the committees of the Board;

•	assesses the performance of the Board; and

•	reviews and assesses our corporate governance principles.

The Nominating and Corporate Governance Committee strives to select individuals as director nominees who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who will be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the stockholders. The Committee will also consider any other factor which it deems relevant, including industry experience and diversity, in selecting individuals as director nominees. The Committee reviews and recommends committee slates annually and recommends additional committee members to fill vacancies as needed.

COMPENSATION OF DIRECTORS

Cash Compensation

Directors do not receive any cash compensation for their services as members of our Board. The members of the Board are eligible for reimbursement for their expenses incurred in attending Board and committee meetings in accordance with our policies.

Equity Compensation

We automatically grant stock options to our directors who are not employees of NVIDIA or our subsidiaries under the 1998 Non-Employee Directors’ Stock Option Plan (the Directors’ Plan) and the 1998 Equity Incentive Plan (the 1998 Plan). In July 2000, the Board amended the 1998 Plan, to incorporate the automatic grant provisions of the Directors’ Plan into the 1998 Plan. Only a non-employee director may receive stock option grants pursuant to the automatic grant provisions and such option grants are non-discretionary. Our Board amended the Directors’ Plan in May 2002. The amendments made in May 2002, while intended to continue to provide incentives to our non-employee directors, took into account our growth since 1998 and the resulting increase in value of our common stock and therefore in each case reduced the number of shares granted to our non-employee directors. The terms of the Directors’ Plan, as amended, are described below.

As of June 15, 2004, options to purchase 711,250 shares of common stock were outstanding and no shares remained available for future grant under the Directors’ Plan. As of June 15, 2004, options covering 488,750 shares had been exercised under the Directors’ Plan. Unless terminated sooner, the Directors’ Plan will terminate in February 2008. As of June 15, 2004, options to purchase 1,935,000 shares of common stock were outstanding pursuant to grants made to non-employee directors under the 1998 Plan. Future grants to non-employee directors on an annual basis will be made from shares available under our 1998 Plan unless shares are otherwise available under the Directors’ Plan. Unless sooner terminated, the 1998 Plan will also terminate in February 2008.

Initial Grants.    Under the amended Directors’ Plan, each non-employee director who is elected or appointed to our Board for the first time is automatically granted an option to purchase 75,000 shares, which vests quarterly over a three-year period. On July 1, 2004, we granted an option covering 75,000 shares to Dr. Chu at an exercise price of $20.47 per share.

Annual Grants — Board Members.    On August 1st of each year each non-employee director is automatically granted an option to purchase 25,000 shares, or the Annual Grant. The Annual Grants will begin vesting on the second anniversary of the date of the grant and vest quarterly during the next year. The Annual Grants will be fully vested on the third anniversary of the date of the grant, provided that the applicable director has attended at least 75% of the meetings during the year following the date of the grant. On August 1, 2003, we granted options covering 25,000 shares to each of Messrs. Coxe, Gaither, Jones, Miller, Seawell and Stevens at an exercise price per share of $19.09. The exercise price of each option was equal to the closing price of our common stock as reported on Nasdaq for the last market-trading day prior to the date of grant.

Annual Grants — Committee Members.    On August 1st of each year each non-employee director who is a member of a committee of the Board is automatically granted an option to purchase 5,000 shares, or the Committee Grant. The Committee Grants vest in full on the first anniversary of the date of the grant, provided that the applicable director has attended at least 75% of the meetings during the year following the date of the grant. On August 1, 2003, we granted options covering 5,000 shares to each of Messrs. Coxe, Gaither, Jones, Miller, Seawell and Stevens at an exercise price per share of $19.09. The exercise price of each option was equal to the closing price of our common stock as reported on Nasdaq for the last market-trading day prior to the date of grant. Messrs. Coxe, Gaither and Jones are members of more than one committee and they elected to receive only a single grant for committee service during fiscal year 2004 and fiscal year 2005.

Annual Grants — Vesting.    If a non-employee director fails to attend at least 75% of the regularly scheduled meetings during the year following the grant of an option, rather than vesting as described previously, the Annual Grants will vest 30% upon the three-year anniversary of the grant date and 70% for the fourth year, such that in each case the entire option will become fully vested on the four-year anniversary of the date of the grant and the Committee Grants will vest annually over four years following the date of grant at the rate of 10% per year for the first three years and 70% for the fourth year. For the Annual Grants and Committee Grants, if the person has not been serving on the Board or committee since a prior year’s annual meeting, the number of shares granted will be reduced pro rata for each full quarter prior to the date of grant during which such person did not serve in such capacity.

General Provisions.    The exercise price for such options is equal to 100% of the fair market value on the date of grant, as determined by the closing price of our common stock on Nasdaq on the day preceding the date of grant. No option granted under such provisions may be exercised after the expiration, which is either 10 years or six years from the date it was granted. Options granted after May 8, 2003 have a six, rather than 10, year term. Such options generally are non-transferable. However, an optionee may designate a beneficiary who may exercise the option following the optionee’s death. An optionee whose service relationship with NVIDIA or any of our affiliates, whether as a non-employee director or subsequently as an employee, director or consultant ceases for any reason, may exercise vested options for the term provided in the option agreement, 12 months generally or 18 months in the event of death.

Change of Control.    If we sell substantially all of our assets, or we are involved in any merger or any consolidation in which we are not the surviving corporation, or if there is any other change in control, all outstanding stock options either will be assumed or substituted for by any surviving entity. If the surviving entity does not assume or substitute for the stock options, the stock options will terminate if they are not exercised prior to any sale of substantially all of our assets, merger or consolidation.

SECURITY OWNERSHIP OF
 CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the ownership of our common stock as of June 15, 2004 by:

•	each director;

•	each of the executive officers named in the Summary Compensation Table;

•	all of our directors and executive officers as a group; and

•	all those known by us to be beneficial owners of more than five percent of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of common stock subject to options currently exercisable within 60 days of June 15, 2004. These shares are not deemed outstanding for purposes of computing the percentage ownership of each other person. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Percentage of beneficial ownership is based on 166,332,498 shares of our common stock outstanding as of June 15, 2004. Unless otherwise indicated, the address of each of the individuals and entities listed below is c/o NVIDIA Corporation, 2701 San Tomas Expressway, Santa Clara, California 95050.

	Shares Issuable Pursuant to Options Exercisable Within 60 days of	Shares Beneficially Owned (Including the Number of Shares Shown in the First Column)
Name and Address of Beneficial Owner	March 31, 2004	Number	Percent
Directors and Executive Officers
Jen-Hsun Huang (1)	2,969,000	12,027,322	7.1%
Marvin D. Burkett	175,000	182,135	*
Jeffrey D. Fisher (2)	291,344	492,265	*
Di Ma, Ph.D. (3)	64,025	142,716	*
David M. Shannon	125,000	131,101	*
Daniel F. Vivoli (4)	118,125	291,471	*
Tench Coxe (5)	429,875	1,213,711	*
James C. Gaither	311,125	361,125	*
Harvey C. Jones	359,875	1,335,179	*
William J. Miller (6)	424,875	575,811	*
A. Brooke Seawell	559,875	584,875	*
Mark A. Stevens (7)	259,875	1,242,747	*
All directors and executive officers as a group (12 persons) (8)	6,087,994	18,580,458	10.8%

5% Stockholders
AXA Financial, Inc. (9) 1290 Avenue of the Americas New York, NY 10104	—	10,371,833	6.2%
FMR Corporation (10) Edward C. Johnson 3d and Abigail P. Johnson 82 Devonshire Street Boston, MA 02109	—	9,671,949	5.8%

*	Less than one percent

(1)	Includes 8,055,922 shares of common stock held by The Jen-Hsun and Lori Huang Unitrust Trust dated May 1, 1995, of which Mr. Huang and his wife are trustees, and 1,002,400 shares of common stock held by J. and L. Huang Investments, L.P., of which Mr. Huang and his wife are general partners.

(2)	Includes 164,921 shares of common stock held by the Fisher Family Trust, of which Mr. Fisher and his wife are trustees, and 36,000 shares held by Mr. Fisher and his wife, as custodian for their three minor children under the Uniform Gifts to Minors Act.

(3)	Includes 78,091 shares of common stock held by Dr. Ma and 600 shares held by Dr. Ma and his wife, as custodian for their two minor children under the Uniform Gifts to Minors Act.

(4)	Includes 173,346 shares of Common Stock held by the Daniel F. Vivoli Trust, of which Mr. Vivoli is trustee.

(5)	Includes 82,104 shares of common stock held in a retirement trust over which Mr. Coxe exercises voting and investment power, and 177,020 shares held in The Coxe Revocable Trust, of which Mr. Coxe and his wife are co-trustees.

(6)	Includes 150,936 shares held by the Millbor Family Trust, of which Mr. Miller and his wife are co-trustees.

(7)	Includes 427,872 shares held by The 3rd Millennium Trust, of which Mr. Stevens and his wife are co-trustees, and an aggregate of 555,000 shares of common stock owned by entities affiliated with Sequoia Capital: (a) 162,801 shares held by Sequoia Capital Franchise Fund; (b) 22,200 shares held by Sequoia Capital Franchise Partners; (c) 138,213 shares held by Sequoia Capital IX; (d) 21,274 shares held by Sequoia Capital Entrepreneurs Fund; (e) 25,514 shares held by Sequoia Capital IX Principals Fund; (f) 146,733 shares held by Sequoia Capital X; (g) 21,609 shares held by Sequoia Capital Technology Partners X; and (h) 16,656 shares held by Sequoia Capital X Principals Fund. Mr. Stevens, a director of NVIDIA, is a general partner of these funds affiliated with Sequoia Capital, and therefore he may be deemed to beneficially own these shares; however, Mr. Stevens disclaims beneficial ownership of the shares held by these funds, except to the extent of his pecuniary interest therein.

(8)	Includes shares described in footnotes one through five above.

(9)	Based solely on a Schedule 13G jointly filed on February 10, 2004 by AXA Financial, Inc., AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle; AXA Courtage Assurance Mutuelle, AXA, Alliance Capital Management L.P. and The Equitable Life Assurance Society of the United States, reporting ownership as of December 31, 2003.

(10)	Based solely on a Schedule 13G/A jointly filed on May 10, 2004 by FMR Corp., Edward C. Johnson 3d, Abigail P. Johnson and Fidelity Management & Research Company, reporting ownership as of April 30, 2004.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended January 25, 2004, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with. However, in August 1999, Mr. Miller failed to file a Form 4 reporting the acquisition of 936 shares of our common stock from a partnership distribution.

AUDIT COMMITTEE AND INDEPENDENT AUDITOR INFORMATION

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1

In accordance with the Audit Committee’s charter, the Audit Committee monitors the quality and integrity of NVIDIA’s accounting, auditing and financial reporting practices. Management has primary responsibility for the financial statements and the reporting process, including NVIDIA’s internal controls.

Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with generally accepted accounting principles, the system of internal controls, and the procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and review these processes and procedures. Accordingly, the Audit Committee reviews the results and scope of the audit and other services provided by the independent auditors and reviews all financial statements and the accounting policies followed by NVIDIA prior to the issuance of the financial statements with both management and the independent auditors. The Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, replace our independent auditors.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditors. The Audit Committee provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters. The Audit Committee relies, without independent verification, on the information provided by NVIDIA and on the representations made by management that the financial statements have been prepared with integrity and objectivity and on the representations of management and the opinion of the independent auditors that such financial statements have been prepared in conformity with generally accepted accounting principles.

In fiscal 2004, KPMG LLP was responsible for performing an independent audit of NVIDIA’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. Their judgments as to the quality, not just the acceptability, of NVIDIA’s accounting principles and such other matters are required to be disclosed to the Audit Committee under applicable accounting standards. In this context, the Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2004 with the independent auditors. Specifically, the Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380) as well as the auditors’ independence from management and NVIDIA, including the matters in the written disclosures and the letter from the independent auditors received by the Audit Committee in accordance with the requirements of the Independence Standards Board Standard No. 1. The Audit Committee has also considered whether the provision of certain permitted non-audit services by the KPMG LLP is compatible with their independence.

The Audit Committee has an annual agenda that includes reviewing our financial statements, internal controls and audit matters. The Audit Committee meets each quarter with management and the internal and independent auditors to review our interim financial results before the publication of earnings releases, to discuss the results of examinations by the internal and independent auditors, and to discuss various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditors. During fiscal 2004, the Audit Committee separately met with the internal and independent auditors, with and without management, to discuss the results of their examinations and their observations and recommendations regarding our internal controls.

During fiscal 2004, the Audit Committee met with members of senior management to review the certifications provided by the Chief Executive Officer and Chief Financial Officer under the Sarbanes-Oxley Act of 2002, the

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[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

rules and regulations of the SEC and the overall certification process. At these meetings, NVIDIA officers reviewed each of the Sarbanes-Oxley certification requirements concerning internal and disclosure controls and procedures and any fraud, whether or not material, involving management or other employees with a significant role in NVIDIA’s internal and disclosure controls.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the NVIDIA’s Board of Directors that NVIDIA’s audited financial statements be included in NVIDIA’s Annual Report on Form 10-K for the fiscal year ended January 25, 2004 for filing with the SEC.

As discussed in Proposal 2, in March 2004, the Audit Committee requested proposals from each of the four largest independent auditing firms, including KPMG LLP, with regard to the audit engagement for fiscal 2005. As a result of the request for proposal, in April 2004, the Audit Committee determined to dismiss KPMG LLP as NVIDIA’s independent auditor, and to engage PricewaterhouseCoopers LLP as NVIDIA’s independent auditors for the fiscal year ending January 30, 2005.

AUDIT COMMITTEE

William J. Miller, Chairman
A. Brooke Seawell
Mark A. Stevens

FEES BILLED BY THE INDEPENDENT AUDITORS

The following is a summary of fees billed by KPMG LLP for audit, tax and other professional services during the fiscal years ended January 25, 2004 and January 26, 2003:

	2004	2003
AUDIT FEES:
Audit Review and Preparation — Audit of consolidated financial statements, review of interim financial statements and assistance with SEC filings	$821,000	$693,000
Statutory Audits — Statutory audits of foreign subsidiaries	64,000	53,000
Restatement Services — Fees for the restatement of prior year financial statements	—	210,000
Total Audit Fees	$885,000	$956,000
AUDIT-RELATED FEES:
Mergers and acquisitions activities, internal control reviews and consultation concerning financial accounting and reporting standards	24,000	47,000
TAX FEES:
Tax Compliance — Preparation and review of income tax returns	112,000	141,000
General Tax Advice, Tax Planning and Business Strategy Consulting	44,000	286,000
Total Tax Fees	$156,000	$427,000
ALL OTHER FEES:
Forensic audit services relating to the restatement of prior year financial statements	—	31,000
TOTAL FEES	$1,065,000	$1,461,000

All of the fiscal year 2004 fees described above were pre-approved by the Audit Committee, except for approximately $9,000 of non-audit services that were billed prior to May 6, 2003. The Audit Committee determined that the rendering of non-audit services by KPMG LLP was compatible with maintaining KPMG LLP’s independence.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures for the pre-approval of audit and permissible non-audit services rendered by our independent auditors. The policy generally permits pre-approvals of specified permissible services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of our independent auditors or on an individual case-by-case basis before the independent auditors are engaged to provide each service. The pre-approval of non-audit services has been delegated to Mr. Miller, the Chairman of the Audit Committee, who must report all such pre-approvals to the full Audit Committee at its next scheduled meeting.

PROPOSAL 2
RATIFICATION OF INDEPENDENT AUDITORS FOR FISCAL 2005

KPMG LLP had been NVIDIA’s independent auditors since April 1995. As part of NVIDIA’s desire to embrace good corporate governance practices, in March 2004, the Audit Committee requested proposals from each of the four largest independent auditing firms, including KPMG LLP, with regard to the audit engagement for fiscal 2005. The other three such auditing firms were Deloitte & Touche LLP, Ernst & Young LLP and PricewaterhouseCoopers LLP.

The Audit Committee decided to take this action on auditor selection because it wanted the opportunity for a detailed review of other auditing firms as prospective independent auditors for NVIDIA and to consider the benefits and detriments of changing independent audit firms. The Audit Committee, in consultation with management, determined that there were possible benefits to be considered with regard to audit firm independence and obtaining a “fresh look” at NVIDIA’s financial accounting and internal controls processes. This decision was not related to the quality of services provided by KPMG LLP, and was undertaken with the expectation of realizing overall cost savings. NVIDIA does not have a policy that sets a term limit for its independent auditors, although some commentators have proposed that public companies adopt some form of audit firm “rotation” policy. Changing auditing firms involves substantial time and expense, and may have both positive and negative effects.

After a careful evaluation of each of the proposals received from KPMG LLP, Deloitte & Touche LLP, Ernst & Young LLP and PricewaterhouseCoopers LLP, the Audit Committee determined to dismiss KPMG LLP as NVIDIA’s independent auditors and to engage PricewaterhouseCoopers LLP as NVIDIA’s independent auditors for our fiscal year ending January 30, 2005. On April 26, 2004, we filed a Current Report on Form 8-K disclosing that KPMG LLP was dismissed as our independent accountants and replaced by PricewaterhouseCoopers LLP.

The report from KPMG LLP on NVIDIA’s consolidated financial statements during the two-year period ended January 25, 2004 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles, except as follows: the KPMG LLP report on the consolidated financial statements of NVIDIA Corporation and subsidiaries as of and for the years ended January 25, 2004 and January 26, 2003 contained a separate paragraph stating “As discussed in Note 1 of the accompanying notes to consolidated financial statements, effective January 28, 2002 the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.”

During NVIDIA’s two most recently completed fiscal years and through the subsequent interim period preceding the dismissal of KPMG LLP, there were no disagreements with KPMG LLP on any matter of accounting principles or practice, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of KPMG LLP, would have caused it to make a reference to the subject matter of the disagreement in connection with its report.

During NVIDIA’s two most recently completed fiscal years and through the subsequent interim period preceding the dismissal of KPMG LLP, there were no “reportable events” requiring disclosure pursuant to Section 229.304(a)(1)(v) of Regulation S-K. The term “reportable event” means any of the items listed in paragraphs (a)(1)(v)(A)-(D) of Section 304 of Regulation S-K.

In part due to the new requirements of the Sarbanes-Oxley Act of 2002 and other current and future regulations, NVIDIA expects that its audit and audit-related expenses will increase for fiscal 2005 over the amounts described below. Extra time and expense will be involved to familiarize PricewaterhouseCoopers LLP with NVIDIA’s operations, procedures and systems. The knowledge of our business and operations and resulting efficiencies developed over time by KPMG LLP with regard to NVIDIA will not likely be duplicated by PricewaterhouseCoopers LLP for a number of years.

Neither NVIDIA’s bylaws nor other governing documents or law requires stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors. However, we are submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of NVIDIA and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

NVIDIA expects that a representative of PricewaterhouseCoopers LLP will attend the Annual Meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS RECOMMENDS
 A VOTE IN FAVOR OF PROPOSAL 2

EXECUTIVE COMPENSATION AND RELATED INFORMATION

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
 ON EXECUTIVE COMPENSATION2

Introduction

Our compensation policies and practices are established and administered by the Compensation Committee of the Board. The Compensation Committee consists of three non-employee directors: Messrs. Jones (Chairman), Coxe and Gaither. The Compensation Committee’s determinations regarding compensation of the Chief Executive Officer are reviewed with all the non-employee directors.

Philosophy

Our compensation philosophy is to:

•	Provide a means for NVIDIA to attract, retain and reward high-quality executives and other employees who contribute to our long-term success; and

•	Align the financial interests of the executive officers and other employees with those of the stockholders.

Our approach regarding base salaries for executives is conservative, with the goal of maintaining base salaries at or somewhat below the industry median for comparable semiconductor and other similar companies.

We maintain annual cash incentive opportunities that are intended to motivate executives to achieve specific operating and strategic objectives. If such objectives are achieved then the combination of base and incentive bonus is targeted to bring total compensation to levels that are at approximately the industry median for comparable semiconductor and other similar companies.

We have established a variable compensation plan for executives and certain other senior employees. This plan is intended to motivate executives to achieve specific company-wide and individual operating and strategic objectives. While the plan provides for a portion of the compensation to be paid based on achievement of individual goals, no payments will be made to executives if certain company-wide targets are not achieved.

Equity compensation is an integral component of our efforts to attract and retain exceptional employees and directors. The Compensation Committee believes that properly structured equity compensation aligns the long-term interests of stockholders and employees by creating a strong, direct link between employee compensation and stock appreciation. We are sensitive to the concerns of our stockholders about the potentially dilutive impact of stock options and other equity compensation. Accordingly, the Compensation Committee strives to maximize stockholders’ value by granting the minimum level of options or other equity compensation necessary to motivate NVIDIA’s management and employees to achieve the highest quality results.

Compensation Plans and Actions

Our executive compensation comprises three elements, each of which is intended to support the overall compensation philosophy.

Base Salary.    We recognize the importance of maintaining compensation levels competitive with semiconductor and other leading technology companies with which we compete for talent. Base salary for our executives is targeted in reference to companies in similar businesses and with similar characteristics such as sales volume, capitalization and financial performance. We receive this data through an annual survey that includes third party data, such as the Radford Survey. We review with the Chief Executive Officer an annual salary plan for our

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[2]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

executive officers, other than the Chief Executive Officer. Such annual plan also takes into account past performance and expected future contributions of the individual executive.

Variable Compensation.    We introduced a semi-annual incentive plan in the second half of fiscal 2000, which provides bonus compensation to executives, based on achievement of specific financial performance targets. As of this fiscal year, we have moved to an annual incentive bonus plan for executive officers and certain other senior officers. The plan is funded based on achieving specified revenue and operating margin targets, as well as individual performance objectives. Potential payment levels under this plan are established in reference to variable compensation levels at similar companies, with data received through the annual survey discussed above. While the plan provides for a portion of the compensation to be paid based on achievement of individual goals, no payments will be made to executives if certain company-wide targets are not achieved.

Equity Compensation.    We believe that our equity policies allow the Compensation Committee to design, monitor and adjust effective compensation strategies that will allow us to recruit, retain and motivate the talented individuals necessary for our business to be successful. One of the overriding principles followed by the Committee is to be responsive to stockholder concerns regarding the possible adverse impact of current and future levels of employee equity. In particular we have recently achieved the following results:

•	Reduced potential dilution from employee equity from 36.9% at January 28, 2001 to 26.1% at January 25, 2004. (We calculate potential dilution as the total number of stock options outstanding divided by the total shares of common stock outstanding.)

•	Reduced net new options granted during a fiscal year as a percentage of outstanding common stock at year end from 14.7% at January 28, 2001 to 7.2% at January 25, 2004.

•	Reduced the average stock option grant to a new hires from approximately 24,000 shares in fiscal 2001 to approximately 8,500 shares in fiscal 2004.

•	Reduced aggregate annual option grants from approximately 21.8 milion shares in fiscal 2001 to approximately 12.7 million shares in fiscal 2004.

In connection with achieving the results above and helping to continue to shape the compensation program in future periods, the Committee has taken the following action with respect to our equity program:

•	Established Targeted Annual Dilution Levels. Our Compensation Committee established a targeted annual dilution from net new stock options at a range of 4.0-4.5% for the current fiscal year 2005, which includes grants to all executive officers, including our chief executive officer, and the automatic grants to our Board members under the Directors’ Plan. This target rate may not be exceeded without the consent of the Committee. We expect this range to vary in future periods based on a variety of factors, including our growth rate, industry and market conditions, the competitive environment, and accounting and regulatory developments. Due to unknown impact of potential merger and acquisition activity, such target does not include grants that may result from such events.

•	Reduced Grant Term. In fiscal 2004, we modified our option grant terms to reduce the contractual term of typical new stock options from 10 years to six years. We also modified our program for initial grants, so that the grant size in fiscal 2005 is reduced by an average of 25%.

•	Eliminated Evergreen Provision. Our 1998 Equity Incentive Plan included a provision allowing for an automatic annual increase in the number of shares reserved equal to 5% of our fully-diluted shares, a so-called “evergreen” provision. We have amended the Plan to eliminate this evergreen provision. While the evergreen feature was approved by our stockholders in 1998 and is fully-compliant with applicable Nasdaq and SEC rules regarding equity plans, we felt it was appropriate to modify the plan to eliminate this potential automatic increase in the reserved shares.

•	Executive Stock Ownership Policy. The Compensation Committee has specifically established a policy to encourage equity ownership by officers, reflecting the practices historically followed by our executives.

We believe such equity ownership directly aligns the risk profile of NVIDIA’s management and employees with that of the stockholders.

The Committee believes that these actions were appropriate and plans to continue to monitor our equity compensation plans in light of changing market, financial and regulatory conditions.

Executive Equity Compensation Practices.    We continue to provide equity incentives in the form of stock options. Stock options for executives are granted under our 1998 Equity Incentive Plan at not less than fair market value. The size of the option grant is determined based on competitive practices in the technology industry and our philosophy of significantly linking executive compensation with stockholder interests. Stock options grants are based on a number of factors, including individual performance, job level, expected future performance and the competitive environment.

Executive officers are also generally eligible to participate in NVIDIA’s 1998 Employee Stock Purchase Plan. Participation levels in such plan are at the discretion of each executive. However, as a result of applicable laws regarding stock ownership, Mr. Huang is not eligible to participate in this plan.

In fiscal 2004, we determined that each of the executive officers should receive option grants. Out of a total of 12,495,144 options granted to employees under our plans in fiscal 2003, executive officers received grants for 410,000 shares, or approximately 3.3% of the total options granted to employees under such plans.

We believe the programs described above provide compensation that is competitive with comparable technology companies, that they link the interests of our executives together with yours as stockholders, and that they provide the basis for us to attract and retain qualified executives. We will continue to monitor the relationship among executive compensation, NVIDIA’s performance and stockholder value.

Chief Executive Officer Compensation

A process similar to that discussed above for executive officers is used to determine compensation for Jen-Hsun Huang, our President and Chief Executive Officer. Following our review of compensation paid to chief executive officers of other comparable technology companies, we maintained Mr. Huang’s base salary for fiscal 2004 at $400,000, the same base compensation level as provided for the previous three years. Mr. Huang’s fiscal 2004 bonus target was maintained at $800,000, and its delivery was conditioned on achieving key financial and other strategic objectives. Following the completion of fiscal 2004, we determined that Mr. Huang had achieved a portion of his objectives and he received a bonus of $412,000. In fiscal 2004, Mr. Huang was also granted an option to acquire 200,000 shares of common stock at an exercise price of $14.27, which was the fair market value of the stock on the date of grant. This option has a 10-year term and vests over a one-year period beginning on May 15, 2007 at a rate of 5% per quarter for the first year and 20% per quarter for the second year.

For fiscal 2005, the Compensation Committee determined to leave Mr. Huang’s base salary and annual bonus target at $400,000 and $800,000, respectively. The bonus, if any, that Mr. Huang will be paid for his fiscal 2005 performance will continue to be based on achieving key financial and strategic objectives as determined by the Compensation Committee. In fiscal 2005, Mr. Huang was granted an option to acquire 200,000 shares of common stock at an exercise price of $26.24, which was the fair market value of the common stock as of the date of grant. This option vests over a one-year period beginning on May 1, 2008 at a rate of 25% per quarter and has a seven-year term, which is consistent with the Committee’s decision in fiscal 2004 to have the term of the option grants be set at less than 10 years. The fiscal 2004 and 2005 grants are intended to continue to maintain the overall competitiveness of Mr. Huang’s compensation package by providing long-term incentives and, therefore, vesting on such grants was set to commence in 2007 and 2008, respectively, thereby strengthening the alignment of Mr. Huang’s interests with those of our stockholders during this critical phase of NVIDIA’s development by continuing to provide long-term stock incentive compensation.

We intend to continue to monitor Mr. Huang’s compensation level in light of his performance and the compensation levels of executives at comparable companies.

Federal Tax Considerations

Section 162(m) of the Internal Revenue Code limits NVIDIA to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of Section 162(m). The statute containing this law and the applicable Treasury Regulations offer a number of transitional exceptions to this deduction limit for compensation plans, arrangements and binding contracts adopted prior to NVIDIA’s initial public offering. For example, stock options granted prior to May 15, 2003 will qualify as performance-based compensation.

The Compensation Committee believes that it is unlikely that the compensation paid that may be subject to the deduction limit will exceed $1 million in a taxable year for any such executive whether or not the compensation qualifies as performance-based compensation. Therefore, the Compensation Committee has not established as a priority designing executive compensation packages specifically intended to avoid the Section 162(m) limitation. The Compensation Committee intends to continue to evaluate the effects of this limitation and to grant compensation awards in the future in a manner consistent with NVIDIA’s and its stockholders best interests.

COMPENSATION COMMITTEE

Harvey C. Jones, Chairman
Tench Coxe
James C. Gaither

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

For the fiscal year ended January 25, 2004, the Compensation Committee consisted of Messrs. Coxe, Gaither and Jones. No member of the Compensation Committee is an officer or employee of NVIDIA, and none of our executive officers serve as a member of a compensation committee of any entity that has one or more executive officers serving as a member of our Compensation Committee. Each of our directors or their affiliated entities has purchased and holds NVIDIA securities.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table presents summary information for the fiscal years ended January 27, 2002, January 26, 2003 and January 25, 2004, concerning the compensation awarded or paid to, or earned by our Chief Executive Officer and the other four most highly compensated executive officers at January 25, 2004. These individuals in the table below are referred to as the Named Executive Officers.

Long Term Compensation Awards
	Fiscal	Annual Compensation		Securities Underlying
Name and Principal Position	Year	Salary ($)	Bonus ($)	Options (#)
Jen-Hsun Huang President and Chief Executive Officer	2004 2003 2002	$400,000 400,763 400,000	$412,000 — 400,000	200,000 250,000 500,000
Marvin D. Burkett (1) Chief Financial Officer	2004 2003 2002	300,000 137,769 —	368,780 124,500 —	— 400,000 —
Jeffrey D. Fisher Executive Vice President, Worldwide Sales	2004 2003 2002	300,000 300,875 302,308	193,280 — 237,500	70,000 40,000 70,000
Di Ma, Ph.D. Vice President, Operations	2004 2003 2002	225,000 225,413 226,404	166,966 — 126,000	70,000 40,000 40,000
David M. Shannon (2) Vice President and General Counsel	2004 2003 2002	250,000 128,989 —	140,711 350,000 —	— 250,000 —

(1)	Mr. Burkett joined NVIDIA as Chief Financial Officer in September 2002.

(2)	Mr. Shannon joined NVIDIA as Vice President and General Counsel in July 2002.

STOCK OPTION GRANTS AND EXERCISES

Option Grants in Fiscal 2004

We grant options to our executive officers under our 1998 Equity Incentive Plan, or the 1998 Plan. As of June 15, 2004, options to purchase a total of 38,811,248 shares were outstanding under the 1998 Plan and options to purchase 12,573,581 shares remained available for grant under the 1998 Plan. The following table presents each stock option grant during fiscal 2004 to each of the individuals listed in the Summary Compensation Table. The exercise price of each option was equal to the closing price of our common stock as reported on Nasdaq for the last market-trading day prior to the date of grant. The exercise price may be paid in cash, in shares of our common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares.

The following table also presents the potential aggregate increase in market capitalization of NVIDIA based upon the 164,145,787 outstanding shares of common stock as of January 25, 2004. The potential realizable value is calculated based on the 10-year term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the SEC and does not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by:

•	multiplying the number of shares of common stock subject to a given option by the exercise price per share;

•	assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table until the expiration of the option; and

•	subtracting from that result the aggregate option exercise price.

The shares listed in the following table under “Number of Securities Underlying Options Granted” are subject to vesting. The option granted to Mr. Huang vests over a one-year period beginning on May 15, 2007 at a rate of 25% per quarter and has a seven-year term, which is consistent with the Compensation Committee’s decision in fiscal 2004 to have the term of the option grants be set at less than 10 years. The term of Mr. Huang’s option provides a two-year period beyond full vesting until the option expires. The options granted to Mr. Fisher and Dr. Ma vest on a quarterly basis over a four-year period and have six-year terms. The terms of Mr. Fisher’s and Dr. Ma’s options also provide a two-year period beyond full vesting until the option expires. The term of each option is subject to earlier termination if the optionee’s service with us ceases. Under certain circumstances following a change of control, the vesting of such option grants may accelerate and become immediately exercisable.

Percentages shown under “Percent of Total Options Granted to Employees in Fiscal Year” are based on an aggregate of 12,495,144 options granted to our employees under all of our equity incentive plans during the fiscal year ended January 25, 2004.

	Individual Grants
	Number of Securities Underlying Options	Percent of Total Options Granted to Employees in	Exercise Price Per	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Granted (#)	Fiscal Year	Share ($)	Date	5% ($)	10% ($)
Jen-Hsun Huang	200,000	1.60%	$14.27	05/15/10	$1,161,865	$2,707,639
Marvin D. Burkett	—	—	—	—	—	—
Jeffrey D. Fisher	70,000	0.56%	$14.27	04/30/09	$339,722	$770,712
Di Ma, Ph.D.	70,000	0.56%	$14.27	04/30/09	$339,722	$770,712
David M. Shannon	—	—	—	—	—	—

Price per share and total increase in market value of NVIDIA common stock for all stockholders at assumed annual rates of 5% and 10% stock price appreciations from $23.09 per share at January 25, 2004 over the seven year period, based on 164,145,787 shares outstanding on January 25, 2004.
$32.49 per share $5.3 billion	$45.00 per share $7.4 billion

Aggregated Option Exercises in Fiscal 2004 and Option Values at January 25, 2004

The following table presents the aggregate option exercises during the fiscal year ended January 25, 2004, as well as the number and value of securities underlying unexercised options that are held by, each of the individuals listed in the Summary Compensation Table as of January 25, 2004.

Amounts shown under the column “Value Realized” are based on the fair market value of our common stock on the exercise date as reported on Nasdaq, less the aggregate exercise price.

Amounts shown under the column “Value of Unexercised In-the-Money Options at January 25, 2004” are based on a price of $23.09 per share, which was the last reported sale price of our common stock on Nasdaq on January 23, 2004, the last trading day of fiscal year 2004, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option, less the exercise price payable for these shares. The exercise price of each option was equal to the closing price of our common stock as reported on Nasdaq for the last market-trading day prior to the date of grant and therefore the value is derived from the increase in the price of our common stock since the date of grant.

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at January 25, 2004		Value of Unexercised In-the-Money Options at January 25, 2004
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Jen-Hsun Huang	0	$0	2,629,000	1,250,000	$46,117,028	$7,293,700
Marvin D. Burkett	0	$0	125,000	275,000	$1,701,250	$3,742,750
Jeffrey D. Fisher	50,000	$814,865	276,243	111,177	$4,656,639	$1,109,137
Di Ma, Ph.D.	0	$0	50,000	80,000	$412,166	$692,494
David M. Shannon	0	$0	78,125	171,875	$939,063	$2,065,938

EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

Employment Agreements

David M. Shannon.    We entered into an employment agreement with David M. Shannon, our Vice President and General Counsel, dated July 12, 2002, effective as of the first day of employment. Under the terms of the agreement, Mr. Shannon received a sign-on bonus of $50,000 and an annual salary of $250,000. If Mr. Shannon had resigned or was terminated with cause prior to the one-year anniversary of his employment, he was obligated to return the sign-on bonus. In addition, pursuant to the employment agreement, as Mr. Shannon satisfactorily performed his duties on a full-time basis during the first six-months of his employment he was paid a $300,000 bonus in February 2003. Mr. Shannon was entitled to accelerated vesting of one year of equivalent vesting under his stock option for 250,000 shares if he had been involuntarily terminated within 12 months of his hire date as a direct result of a merger, consolidation, acquisition or sale of assets of NVIDIA.

Marvin D. Burkett.    We entered into an employment agreement with Marvin D. Burkett, our Chief Financial Officer, dated August 12, 2002, effective as of the first day of employment. Under the terms of the agreement, Mr. Burkett was entitled to an annual salary of $300,000 and a $150,000 bonus on the six-month anniversary of his hire date if he satisfactorily performed his duties on a full-time basis during that entire six-month period. Mr. Burkett was paid this bonus in February 2003. Mr. Burkett was also entitled to a second $150,000 bonus payable on the first anniversary of his hire date if he continued to satisfactorily perform his duties on a full-time basis through the one-year anniversary of his hiring. Mr. Burkett was paid this bonus in August 2003. Mr. Burkett was also entitled to accelerated vesting of one year of equivalent vesting under his stock option for 400,000 shares if he had been involuntarily terminated within 12 months of his hire date as a direct result of a merger, consolidation, acquisition or sale of assets of NVIDIA.

Change of Control Agreements

1998 Equity Incentive Plan and 2000 Nonstatutory Equity Incentive Plan.    If we sell substantially all of our assets, or we are involved in any merger or any consolidation in which we are not the surviving corporation, or if there is any other change in control, all outstanding awards under the 1998 Equity Incentive Plan and 2000 Nonstatutory Equity Incentive Plan will either (a) be assumed or substituted for by the surviving entity or (b) if not assumed or substituted, the vesting and excercisability of the awards will accelerate in full and the awards will terminate if they are not exercised prior to the closing of the change of control.

EQUITY COMPENSATION PLAN INFORMATION

The number of shares issuable upon exercise of outstanding stock options, the weighted-average exercise price of the outstanding options, and the number of stock options remaining for future issuance for each of our equity compensation plans as of January 25, 2004 are summarized as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	34,571,216	$13.25	(3)	33,126,110
Equity compensation plans not approved by security holders (2)	8,195,489	$18.22	(3)	10,309,447
Total	42,766,705	$14.20	(3)	43,435,557

(1)	This row includes our 1998 Equity Incentive Plan, 1998 Non-Employee Director Stock Option Plan and 1998 Employee Stock Purchase Plan.

(2)	This row includes our 2000 Nonstatutory Equity Incentive Plan and options granted to two consultants before our initial public offering in January 1999.

(3)	Represents the weighted average exercise price of outstanding stock options only.

2000 Nonstatutory Equity Incentive Plan

General.    The 2000 Nonstatutory Equity Incentive Plan, or the 2000 Plan, provides for the grant of nonstatutory stock options to employees and directors of, and consultants to, NVIDIA or affiliates of NVIDIA. As of June 15, 2004, under the 2000 Plan there were 18,391,302 shares of common stock authorized for issuance, of which 8,171,406 shares are subject to outstanding stock option grants and 10,219,896 shares are available for future grant and issuance. Under the terms of the 2000 Plan, the number of available shares may increase in the future as a result of cancellations or expirations of granted options or the repurchase of unvested restricted stock and stock bonuses. The 2000 Plan will expire upon the earlier of its termination by our Board or when there are no more shares available for issuance under the 2000 Plan. The 2000 Plan is administered by the Compensation Committee of the Board; however, the Board may also administer the 2000 Plan.

Terms of Stock Awards.    The terms and price of nonstatutory stock options, stock bonuses and rights to purchase restricted stock granted under the 2000 Plan are set forth in each optionee’s option agreement. The term of such nonstatutory stock options is either six or 10 years. Grants made after May 8, 2003 have six year terms, unless determined otherwise by the Compensation Committee or the Board. Until April 2004, initial options granted to new employees would vest over a period of four years, with 25% of the shares vesting one year from the date of grant and the remaining 75% of the shares vesting each quarter over the subsequent three years. During this same time period, stock options granted to existing employees generally would vest each quarter over a four-year period from the date of grant. Beginning in April 2004, new employees’ initial options will vest over a three-year period on a quarterly basis and accordingly, the size of the initial grants was reduced by an average of 25% for fiscal 2005. Performance grants to existing employees will also vest over a three-year period; however, the option will not begin vesting until the second anniversary of the date of grant, after which time the option will vest in quarterly increments over the remaining one-year period. The size of performance grants was also reduced by an average of 25% for fiscal 2005. In the future, stock options may have the same or different vesting terms. Generally, an option terminates three months after the termination of the optionee’s service to NVIDIA. If the termination is due to the optionee’s disability, the exercise period generally is extended to 12 months. If the termination is due to the optionee’s death or if the optionee dies within three months after his or her service terminates, the exercise period generally is extended to 18 months following death.

Change of Control.    Upon a change in control of NVIDIA, a stock award will either (a) be assumed or substituted by the surviving entity or (b) if not assumed or substituted, the vesting and excercisability of such stock awards will accelerate in full and the awards will terminate if they are not exercised prior to the closing of the change of control.

OTHER INFORMATION

PERFORMANCE MEASUREMENT COMPARISON

The following graph shows a comparison, since December 31, 1999, of cumulative total return for NVIDIA common stock, the Standard & Poor’s 500 Index and the Standard & Poor’s 500 Semiconductor Index. Total return is based on historical results and is not intended to indicate future performance.

This section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CERTAIN TRANSACTIONS

We have entered into indemnity agreements with our executive officers and directors which provide, among other things, that we will indemnify such executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, executive officer or other agent of NVIDIA, and otherwise to the fullest extent permitted under Delaware law and our Bylaws. We also intend to execute these agreements with our future executive officers and directors.

See the section above entitled “Employment and Change of Control Agreements” for a description of our employment agreements with David M. Shannon, our Vice President and General Counsel, and Marvin D. Burkett, our Chief Financial Officer, and the terms of our 1998 Equity Incentive Plan and 2000 Nonstatutory Equity Incentive Plan related to a change of control of NVIDIA.

HOUSEHOLDING OF PROXY MATERIALS FOR BENEFICIAL HOLDERS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements, prospectuses and annual reports with respect to two or more stockholders sharing the same address by delivering a single copy of proxy statements, prospectuses and annual reports, as the case may be, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

If you currently receive multiple copies of our proxy statement and Annual Report on Form 10-K at your address and would like to request “householding” of your communications, please contact your broker. Once you have elected “householding” of your communications, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker.

ELECTRONIC DELIVERY OF FUTURE COMMUNICATIONS

We are encouraging all of our stockholders, both beneficial and holders of record, to receive future financial communications via the Internet, including our Annual Report on Form 10-K, proxy statement and other documents relating to future annual meetings of stockholders. Receiving these financial communications electronically will assist us in controlling the costs relating to the printing and distribution of these materials. If you are a holder of record, you may elect to receive future financial communications over the Internet by following the instructions included on your proxy card and if you are a beneficial holder, by following the instructions provided in the Voting Instruction Form included with this proxy statement.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Eric C. Jensen
Secretary

July 9, 2004

A COPY OF OUR ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 25, 2004 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, NVIDIA CORPORATION, 2701 SAN TOMAS EXPRESSWAY, SANTA CLARA, CALIFORNIA 95050.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2.	Please
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PROPOSAL 1:	To elect three directors to hold office until			FOR	AGAINST	ABSTAIN
	the 2007 Annual Meeting of Stockholders.	PROPOSAL 2:	To ratify the selection of PricewaterhouseCoopers LLP
	NOMINEES: 01 James C. Gaither,		as NVIDIA’s independent auditors for the fiscal year ending January 30, 2005.	☐	☐	☐
02 Jen-Hsun Huang,
03 A. Brooke Seawell

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NVIDIA CORPORATION
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 19, 2004
The undersigned hereby appoints Jen-Hsun Huang and Marvin D. Burkett and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of NVIDIA Corporation, which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of NVIDIA Corporation to be held at the Company’s executive office at 2701 San Tomas Expressway, Santa Clara, California 95050 on Thursday, August 19, 2004 at 2:00 p.m., local time (and at any and all postponements, continuations and adjournments thereof), with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.
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